Exhibit 99.1

Summary of Fiscal Year 2009 ZiLOG Stock Incentive Plan

On June 12, 2008, ZiLOG, Inc. (the "Registrant") adopted the Fiscal Year 2009 ZiLOG Stock Incentive Plan (the "Incentive Plan"), which provides for restricted stock awards (RSAs) to each of Perry Grace, Norman Sheridan and Darin Billerbeck upon the achievement by the Registrant, in Fiscal 2009, of pre-established targets based on Annual Revenue Growth (40% weight) and Operational Goals (60% weight).  RSAs are set at 60% of the executive’s base salary for Mr. Sheridan and Mr. Grace and 80% of the executive's salary for Mr. Billerbeck, in each case if the “100% pre-established target” is achieved, and range from 50% to 150% of the executive’s salary depending on the level of achievement of these targets.  No RSAs will be granted under the plan if the “50% pre-established target” is not achieved.  Separate targets were specified based on the performance of the Registrant for each of the first and second half of Fiscal 2009 and RSAs will be earned semi-annually per the fiscal calendar, April 1, 2008-March 31, 2009.  The price of the restricted stock of the earned awards will be set at the closing price on the last business day of the second fiscal quarter for the first half measurement (September 26, 2008) and the last business day of the fourth quarter for the second half measurement (March 31, 2009).  The number of earned shares will be determined upon the completion of the second quarter and fourth quarter and following the subsequent review and approval of the audited financial statements by the Board of Directors and announcement of financial results to the public.  The lapse of restrictions of the earned Restricted Stock Award of both awards, (first half and second half of the fiscal year) if any, will occur following the approval by the Compensation Committee at an appropriate time after the finalization of the fiscal year 2009 audited financial results.